Exhibit 99.1

Bar Harbor Bankshares Declares Quarterly Cash Dividend

BAR HARBOR, Maine--(BUSINESS WIRE)--July 19, 2017--Bar Harbor Bankshares (NYSE MKT: BHB), announced that its Board of Directors declared at its July 18, 2017 meeting, a quarterly cash dividend of 18.67 cents per share of common stock. The quarterly cash dividend is payable to all shareholders of record as of the close of business August 15, 2017 and will be paid on September 15, 2017.

President and Chief Executive Officer, Curtis C. Simard, commented, “With the systems conversion involving the Lake Sunapee Bank Group acquisition recently completed, we are focused on executing our strategies of expanding our core base of business in order to provide dividends to our shareholders.”

Bar Harbor Bankshares (NYSE MKT: BHB) is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Founded in 1887, Bar Harbor Bank & Trust is a true community bank serving the financial needs of its clients for over 125 years. Bar Harbor provides full service community banking with office locations in all three Northern New England states of Maine, New Hampshire and Vermont. For more information, visit www.bhbt.com.

CONTACT:
Bar Harbor Bankshares
Curtis C. Simard, 207-288-3314
President and CEO